UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 3, 2006

Maxus Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

MISSOURI	00-13457	48-1339136
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Armour Road
North Kansas City, Missouri 64116
(Address of principal executive offices) (Zip Code)

(816) 303-4500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

As previously reported, on April 3, 2006, Maxus Realty Trust, Inc., a Missouri corporation (the "Registrant"), entered into a Purchase and Sale Agreement and Joint Escrow Instructions (the “Purchase Agreement”) with FDC Lewisville Seniors, Ltd., a Texas limited partnership (“Seller”) pursuant to which the Registrant agreed to purchase a 180 multi-family unit apartment complex, Franklin Park Apartments, subject to the terms and conditions provided in the Purchase Agreement.

On May 3, 2006, the Registrant terminated the Purchase Agreement, in accordance with its terms, by written notice to Seller (the "Termination Notice"). The Termination Notice set forth Registrant's desire to enter into a new purchase agreement that addresses certain additional items stemming from Registrant's due diligence review, including (i) the purchase of the FDC Lewisville Seniors, Ltd., limited partnership entity, (ii) revisions to include a property transportation van, as well as washers and dryers in the transaction, and (iii) inclusion of a non-solicitation clause.

In light of the ongoing negotiations between the Registrant and Seller, the Registrant has not requested return of the $50,000 paid to the escrow agent as a deposit. Although the Registrant hopes to negotiate a new purchase agreement with Seller, there can be no assurance that the Registrant and Seller will enter into a new purchase agreement and that a transaction will ultimately be consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             MAXUS REALTY TRUST, INC.

Date: May 8, 2006                   By: /s/ David L. Johnson
David L. Johnson
Chairman of the Board, President and Chief
Executive Officer